Exhibit 99.1
Contact: Michael Bermish
Investor Relations Officer
(803) 835-2238
FOR IMMEDIATE RELEASE
WELLMAN, INC.’S AMENDED PLAN OF REORGANIZATION
Fort Mill, SC., September 16, 2008 — Wellman, Inc. ([OTC]: WMANQ.OB) announced today that it has filed an amended plan of reorganization (the “Plan”) with the Bankruptcy Court. It is expected that the Plan will allow Wellman to emerge from bankruptcy by the end of the year with a stronger balance sheet, ample liquidity and an efficient operation focused on the North American PET resins business. The reorganized company will centralize operations at its low cost, world class Pearl River facility in Hancock County Mississippi.
As part of our Plan, Wellman will be exiting the polyester staple fiber and engineering resins businesses and consolidating PET resin production at the Pearl River facility. These actions will result in lower debt levels through the monetization of working capital of the polyester staple fiber and engineering resins businesses, improved capacity utilization of the Pearl River facility, and reduced corporate costs. The combination of lower costs, improved capacity utilization and a strong capital structure will allow Wellman to profitably grow its PET business. On a proforma basis, Wellman expects to have a financial position, operating results and cash flows comparable to investment grade companies.
Mark Ruday, Wellman’s Chief Executive Officer stated, “While it is always difficult to restructure operations, we believe these actions will maximize value for our stakeholders and position Wellman for future growth.”
Under the Plan, a group of Second Lien Lenders have committed to provide additional capital to the reorganized Wellman. The major components of the Plan are:
•	Certain Second Lien holders have committed to contribute $70 million in new capital to the reorganized Wellman;

•	The existing Second Lien Lenders will convert 100% of their debt in exchange for equity of Reorganized Wellman and receive 90% of the proceeds from a Distribution Trust established under the Plan;

•	If the First Lien Lenders as a class vote to accept the Plan, they will receive a $75 million promissory note secured by the property, plant and equipment at the Pearl River facility and the proceeds from the sale of the pledged collateral, including the intellectual property and intangible assets on which the second lien lenders hold security interests, at the facilities to be closed in connection with the operational restructuring plan. If the First Lien Lenders as a class vote to reject the Plan, they will receive a promissory note of approximately $70 million secured by the property, plant and equipment at the Pearl River facility and the pledged collateral at the facilities to be closed in connection with the operational restructuring plan (without the related intellectual property and intangible assets on which the second lien lenders hold security interests);

•	The General Unsecured Creditors will receive 10% of the proceeds from a Distribution Trust established under the Plan; and

•	The Plan does not provide for any distributions on the company’s capital stock which will be cancelled upon confirmation of the Plan.
Wellman plans to emerge from bankruptcy by the end of the year.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as will “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: our substantial liquidity needs and liquidity pressure; our substantial indebtedness and its impact on our financial health and operations; our ability to obtain confirmation of the Plan including the requisite votes from stakeholders, risks associated with our indebtedness containing floating interest rate provisions and its effect on our financial health if rates rise significantly; our ability to obtain additional financing in the future; risks associated with claims not discharged in the Chapter 11 cases and their effect on our results of operations and profitability; risks associated with the transfers of our equity, or issuances of equity in connection with our reorganization and our ability to utilize our federal income tax net operating loss carry-forwards in the future; our dependence on our management and employees; the adverse effect of competition on our performance; reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; volumes of textile imports; prices and volumes of polyester staple fiber and PET resin imports; the financial condition of our customers; change in tax risks; environmental risks; natural disasters; regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock.
For a more complete description of the prominent risks and uncertainties inherent in our business, see our filings with the Securities and Exchange Commission including our annual report on Form 10-K for the year ended December 31, 2007.